EX99.2

RESOLUTIONS ADOPTED AT
THE FEBRUARY 9, 2009 MEETING OF
THE BOARD OF DIRECTORS OF
TORTOISE TOTAL RETURN FUND, LLC

Certified Resolutions
The undersigned, as Secretary of Tortoise Total Return Fund, LLC (the “Company”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company, including the directors who are not “interested persons” of the Company, via unanimous written consent on February 9, 2009:

RESOLVED, that the Company renew and maintain fidelity bond coverage as required by Rule 17g-1 under the Investment Company Act of 1940 in the amount of $450,000, or such greater amounts as officers of the Company  may from time to time determine in accordance with the provisions of Rule 17g-1 under the Investment Company Act of 1940; payment by the Company of the premium for such coverage is hereby approved; and such fidelity bond shall be presented for ratification at the next Board meeting.

FURTHER RESOLVED, that the Secretary of the Company is hereby designated the officer to make any filings and give any notices required by Paragraph (g) of Rule 17g-1.

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to take such actions as are deemed necessary, proper or advisable to implement the foregoing resolutions.

FURTHER RESOLVED, that all actions heretofore taken by the officers of the Company in connection with the foregoing resolutions are hereby ratified, confirmed and unanimously approved in all respects.

Tortoise Total Return Fund, LLC

Date: March 6, 2009	By:	/s/ Connie J. Savage
Connie J. Savage
Secretary